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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-36771
                                               ---------
                             CITADEL LICENSE, INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

                          City Center West, Suite 400,
                        7201 West Lake Mead Boulevard,
                              Las Vegas, NV 89128
                        -------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

            Guarantee of 10 1/4% Senior Subordinated Notes Due 2007
             Guarantee of 9 1/4% Senior Subordinated Notes Due 2008
               Guarantee of 13 1/4% Exchange Debentures Due 2009
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]              Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                                Rule 15d-6             [X]


         Approximate number of holders of record as of the certification or notice date:

                                      None
 (In December 1999, Citadel License, Inc. was merged with and into its parent,
                         Citadel Broadcasting Company)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Citadel Broadcasting Company, on behalf of Citadel License, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        CITADEL BROADCASTING COMPANY

                                        For:  Citadel License, Inc.

Date: January 14, 2000                  By: /s/  DONNA L. HEFFNER
     -----------------                     --------------------------
                                           Donna L. Heffner
                                           Chief Financial Officer